Exhibit 28(j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 65 to the Registration Statement (Form N-1A, No. 33-33852) of Federated Hermes Index Trust (formerly, Federated Index Trust), and to the incorporation by reference of our reports, dated December 23, 2020, on Federated Hermes Mid-Cap Index Fund (formerly, Federated Mid-Cap Index Fund) and Federated Hermes Max-Cap Index Fund (formerly, Federated Max-Cap Index Fund) (the two portfolios constituting Federated Hermes Index Trust (formerly, Federated Index Trust)) included in the Annual Shareholder Reports for the fiscal year ended October 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

December 23, 2020